Exhibit 99.1

Contact:

Ruey-Li Hwang

Corporate Communications

Cerus Corporation

(925) 288-6017

CERUS CORPORATION ANNOUNCES THIRD QUARTER RESULTS

~Decision to Reenter Phase I Clinical Trial on Red Blood Cell Program~

CONCORD, CA, November 2, 2005 - Cerus Corporation (NASDAQ: CERS) today announced results for the third quarter ended September 30, 2005. In addition to the third quarter results, the company has made a decision to reenter a Phase I clinical trial with its INTERCEPT Red Blood Cell program. Further details will be provided in the quarterly conference call this afternoon at 4:30 pm Eastern time.

Revenues for the third quarter were $6.9 million, up from $3.5 million for the third quarter of 2004, primarily due to amounts recognized in the current period from the amortization of past up-front payments from BioOne Corporation and MedImmune, Inc., for which revenue recognition was deferred, as well as from higher funding from the U.S. Armed Forces. Total operating expenses for the third quarter of 2005 were $8.8 million, up from $7.6 million for the same period in 2004, due primarily to increased preclinical activities associated with our immunotherapy programs.

Net loss for the third quarter of 2005 was $1.7 million, or $0.07 per share, compared to a net loss of $5.1 million, or $0.23 per share, for the third quarter of 2004. The lower net loss in the current period reflects both increased third-party funding for research and development programs and a significant reduction in interest expense as a result of the February 2005 settlement of the loan dispute with Baxter Capital, offset somewhat by increased operating expenses.

For the nine months ended September 30, 2005, total revenues were $18.8 million, compared to $11.0 million for the same period in 2004. Net income was $17.0 million, or $0.72 per diluted share for the nine months ended September 30, 2005, compared to a net loss of $25.8 million or $1.17 per share for that same period in 2004. Net income for the nine-month period in

2005 includes a one-time gain of $22.1 million recognized in February 2005 as a result of the loan settlement. At September 30, 2005, the company had cash, cash equivalents and short-term investments of $49.2 million.

“We are pleased to be once again in clinical development with our INTERCEPT red blood cell system,” said Claes Glassell, president and CEO of Cerus Corporation.  “By pursuing pathogen inactivation for all three commonly transfused components - platelets, plasma and red blood cells - we hope to develop a comprehensive approach to blood safety that will better meet the needs of our customers.”

QUARTERLY CONFERENCE CALL

The company has scheduled its quarterly conference call for 4:30 p.m. Eastern time today. Interested parties can access a live Internet broadcast at www.cerus.com. For those unable to listen to the live broadcast, the call will be temporarily archived.

ABOUT CERUS

Cerus Corporation is developing novel products for cancer, infectious disease and blood safety based on multiple, innovative technology platforms. The company is building a pipeline of next generation cancer immunotherapies by combining its proprietary attenuated Listeria vector platform with promising disease antigens. These products are designed to stimulate innate and T cell immune pathways, generating highly potent anti-tumor responses. The company’s KBMA technology has potential broad applications as an immunotherapy for infectious disease. Cerus is applying its Helinx technology to develop the INTERCEPT Blood System, which is designed to enhance the safety of blood components through pathogen inactivation. The company’s strategy is to develop its own proprietary products and leverage the broad potential of its technologies through alliances. Cerus’ partners to date include MedImmune and Johns Hopkins University for cancer immunotherapy, and Baxter International and BioOne for the INTERCEPT Blood System.

Helinx is a trademark of Cerus Corporation.

Baxter and INTERCEPT are trademarks of Baxter International Inc.

Statements in this news release that are not historical facts may constitute forward-looking statements, including statements regarding our outlook, product potential, plans to reenter clinical trials and possible regulatory approval. We believe that our expectations are reasonable and are based on reasonable assumptions.  However, such forward-looking statements by their nature involve risks and uncertainties that could cause actual results to differ materially from the results predicted.  The potential risks and uncertainties include, but are not limited to, whether our pre-clinical and clinical data will be considered sufficient by regulatory authorities to grant marketing approval, development and testing of additional configurations of our products, market acceptance of our products, regulation by domestic and foreign regulatory authorities, our reliance on our relationship with Baxter, the availability of governmental or third party reimbursement for the use of our products, the size of the markets for our products, our reliance on third parties to manufacture, market and sell our products, our successful completion of our product components’ commercial design, our reliance on our relationship with BioOne, the early stage of development of our vaccine programs, our ability to attract and retain partners and collaborators for our immunotherapy programs, product offerings by our competitors,  product liability, business interruption due to earthquake, our limited operating history, additional financing activities, protection of our intellectual property rights, our use of hazardous materials in the development of our products,  volatility in our stock price, legal proceedings, on-going compliance with the requirements of the Sarbanes-Oxley Act of 2002 and other factors discussed more fully in the Company’s Form 10-Q for second quarter of fiscal 2004, as well as in other reports subsequently filed from time to time with the Securities and Exchange Commission. We assume no obligation to update any forward-looking statements.

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CERUS CORPORATION

SELECTED UNAUDITED FINANCIAL INFORMATION

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Condensed Statements of Operations	2005	2004	2005	2004
(in thousands, except per share information)
Revenue	$6,880	$3,539	$18,761	$10,952

Operating expenses:
Research and development	6,626	5,190	17,556	22,578
General and administrative	2,161	1,989	7,198	7,951
Restructuring	—	396	—	2,861
Total operating expenses	8,787	7,575	24,754	33,390
Loss from operations	(1,907)	(4,036)	(5,993)	(22,438)
Gain on loan settlement	—	—	22,089	—
Interest income (expense), net	241	(1,024)	862	(3,363)
Net income (loss)	(1,666)	(5,060)	16,958	(25,801)

Net income (loss) per share — basic	$(0.07)	$(0.23)	$0.76	$(1.17)
Net income (loss) per share — diluted	$(0.07)	$(0.23)	$0.72	$(1.17)
Shares used in computing
Net income (loss) per share - basic	22,373	22,166	22,317	22,121
Shares used in computing
net income (loss) per share — diluted	22,373	22,166	23,694	22,121

Condensed Balance Sheets	September 30, 2005	December 31, 2004
(in thousands)
Cash, cash equivalents and short-term investments	$49,240	$95,334
Accounts receivable from a related party	239	4
Accounts receivable and other current assets	4,998	4,533
Furniture and equipment, net	1,065	947
Other assets	1,260	1,260

Total assets	$56,802	$102,078

Accounts payable and other current liabilities	6,266	$6,087
Accounts payable to a related party	311	196
Current payable to a related party	—	34,500
Deferred gain on loan settlement	—	22,089
Deferred revenue	6,630	13,217
Long-term debt and accrued interest, payable to a related party	4,736	4,500
Stockholders’ equity	38,859	21,489

Total liabilities and stockholders’ equity	$56,802	$102,078